Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑1 (File No. 333‑283576) and Form S‑8 (File No. 333‑289808) of SANUWAVE Health, Inc of our report dated March 26, 2026, relating to the consolidated financial statements, which appears in this Form 10‑K for the year ended December 31, 2025.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota
March 26, 2026